Exhibit 23.5

May 21, 2014

American Airlines, Inc.

4333 Amon Carter Blvd.

Fort Worth, Texas 76155

Attn: Mr. Gregory Bristol

Principal, Treasury

RE:	American Airlines, Inc. (“American”) Forty-one Boeing 737-823, Nineteen Boeing 777-223ER, One Boeing 767-323ER and Fourteen Boeing 757-223 Aircraft Appraisals

Ladies and Gentlemen:

We consent (i) to the use of the report prepared by us with respect to the aircraft referred to in the Prospectus included in American’s Registration Statement on Form S-4 relating to the exchange of Pass Through Certificates, Series 2013-2, which have been registered under the Securities Act of 1933, as amended, for any and all outstanding Pass Through Certificates, Series 2013-2, (ii) to the summary of such report in the Prospectus under the headings (a) “Prospectus Summary – Summary of Terms of Certificates,” (b) “Prospectus Summary – Equipment Notes and the Aircraft,” (c) “Prospectus Summary – Loan to Aircraft Value Ratios,” (d) “Risk Factors – Risk Factors Relating to the Certificates and the Exchange Offer – Appraisals should not be relied upon as a measure of realizable value of the Aircraft,” (e) “Description of the Aircraft and the Appraisals – The Appraisals” and (f) “Description of the Equipment Notes – Loan to Value Ratios of Equipment Notes” and (iii) to references to our Firm under the headings (a) “Prospectus Summary – Equipment Notes and the Aircraft,” (b) “Risk Factors – Risk Factors Relating to the Certificates and the Exchange Offer – Appraisals should not be relied upon as a measure of realizable value of the Aircraft,” (c) “Description of the Aircraft and the Appraisals – The Appraisals” and (d) “Experts.”

Morten Beyer & Agnew Inc.

By:	/s/ Robert F. Agnew
Name:	Robert F. Agnew
Title:	President & CEO